The notes discussed herein are unsecured debt securities issued by GS Finance Corp . (the “issuer”) and guaranteed by The Goldman Sachs Group, Inc . (“Goldman Sachs” or the “guarantor”) . Thus all payments on the notes are subject to the credit risk of GS Finance Corp . and The Goldman Sachs Group, Inc . Investing in the notes linked to the S&P 500 ® Futures 35 % VT Adaptive Response 6 % Decrement Index (USD) ER (the “Index” or “SPAR 35 V 6 ”) involves a number of risks . See “Selected Risks Associated With the Index” beginning on page 5 of this document, the more detailed description of the Index contained in the S&P 500 ® Futures Adaptive Response Indices Supplement No . 2 dated July 27 , 2026 , as well as the risk factors related to the Index under “Additional Risk Factors Specific to Your Notes – Additional Risks Related to the Underlier” in the applicable pricing supplements . The notes will not be listed on any securities exchange . The information herein is not complete and may be changed . This document is not an offer to sell notes linked to the Index and it is not soliciting an offer to buy notes linked to the Index in any jurisdiction where the offer or sale is not permitted . Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus . Any representation to the contrary is a criminal offense . The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank . S&P 500 ® Futures 35% VT Adaptive Response 6% Decrement Index (USD) ER Information for Investors, August 2026 Supplemental Index Materials to the S&P 500 ® Futures Adaptive Response Indices Supplement No. 2, the Prospectus Supplement and the Prospectus, each as may be amended from time to time, that form a part of Registration Statement No. 333 - 284538 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333 - 284538

2 Important Information; About Your Prospectus IMPORTANT INFORMATION The information contained in this document is for discussion purposes only. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. All informat ion herein is subject to change without notice, however, Goldman Sachs undertakes no duty to update this information. In the event of any inconsistency between the information presen ted herein and any offering document referenced herein, the offering document shall govern. USE OF HYPOTHETICAL BACKTESTED RETURNS Any backtested historical performance and weighting information included herein is hypothetical. The Index may not have traded in the manner s hown in the hypothetical backtest included herein, and no representation is being made that the Index will achieve similar performance. There are frequently si gni ficant differences between hypothetical backtested performance and actual subsequent performance. The results obtained from backtesting information should not be considered indicative of the actual results that might be obtained from an investment in notes refe re ncing the Index. Goldman Sachs provides no assurance that notes linked to the Index will operate or would have operated in the past in a manne r c onsistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical lev els have inherent limitations. Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate. Actual re sul ts will vary, perhaps materially, from the hypothetical backtested returns presented in this document. PAST PERFORMANCE AND HYPOTHETICAL BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RES UL TS. Set forth within this document are some hypothetical backtested performance metrics. The results generated by the product backtesting feature are not indicative of future returns for the selected product. The backtested product performance metrics do not reflect fees or expenses associated with an actual product purchased from Goldman Sachs. Investment suitability must be determined individually for each investor, and investments linked to the Index may not be suit abl e for all investors. This material is not a product of Global Investment Research. Copyright © 2026 Goldman Sachs. All rights reserved. For additional regulatory disclosures, please consult: www.goldmansachs.com/disclosures . Information contained on this website is not incorporated by reference in, and should not be considered part of, this document. ABOUT YOUR PROSPECTUS The prospectus and applicable supplements referenced below contain certain general terms of the notes linked to the S&P 500 ® Futures 35% VT Adaptive Response 6% Decrement Index (USD) ER (the “Index” or “SPAR35V6”). The specific terms of any offering of notes linked to the Index will be set forth in a pricing supplement for that offering, which may add, update or modify any information in this document or the prospectus and applicable supplements referenced below. If any infor mat ion in the applicable pricing supplement is inconsistent with the other offering documents, including this document, you should rely on the information in that pricing s upp lement. You should read the applicable pricing supplement together with the prospectus and applicable supplements referenced below before making a decision to invest in any no tes linked to the Index. You may access the prospectus and applicable supplements referenced below on the SEC website at www.sec.gov as follows: S&P 500 ® Futures Adaptive Response Indices Supplement No. 2 dated July 27, 2026 August 2026 S&P 500® Futures 35% VT Adaptive Response 6% Decrement Index (USD) ER Supplement Addendum dated August 7, 2026 General terms supplement no. 17,745 dated January 20, 2026 Prospectus supplement dated February 14, 2025 Prospectus dated February 14, 2025

Index Overview

S&P 500® Futures 35% VT Adaptive Response 6% Decrement Index (USD) ER

Overview

- The S&P 500® Futures 35% VT Adaptive Response Index (USD) 6% Decrement ER (the "Index" or "SPAR35V6") attempts to provide exposure to the S&P 500® Futures Excess Return Index ("SPXFP") with a rules-based overlay that adjusts exposure to the S&P 500® Futures Excess Return Index on a daily basis. The objective of these rules, taken collectively, is to create an index that provides for volatility-adjusted exposure to the S&P 500® Futures Excess Return Index, coupled with further adjustments based on calendar-based signals and price patterns, subject to a maximum exposure of 450% and a maximum daily change in leverage of 100%.
- The Index is subject to a 6% per annum daily deduction (even when the Index is uninvested).
- The S&P 500® Futures Adaptive Response Indices are live as of July 24, 2026.

Backtested and Historical Performance


1200
1000
800
600
400
200
0
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026

	AR	Annualized Volatility	Sharpe Ratio
—SPAR35V6	10.2%	37.1%	0.28
—S&P 500® Index	8.9%	19.1%	0.46

The terms "AR," "Vol" and "Sharpe" are defined in the Appendix under "Key Terms of Charts/Graphs."

Source: S&P Global, as of August 11, 2026. Data ranging from January 1, 2005 to July 31, 2026. Backtested performance for SPAR35V6 until July 24, 2026, realized thereafter. Performance figures are gross of costs and net of index decrement where applicable. Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs. Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation. As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. The methodology of the Index may have been developed with the benefit of hindsight–that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back-tested period. Simulated performance data has been produced by the retroactive application of a back-tested methodology, and may reflect a bias towards strategies that have performed well in the past. No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein.

Goldman Sachs FICC and Equities

3

4 Index Rationale S&P 500 ® Futures 35% VT Adaptive Response 6% Decrement Index (USD) ER Potential Strengths Potential Weaknesses Source: Goldman Sachs FICC and Equities, as of June 2026. For illustration purposes only. Stable volatility – The Index targets a 35% realized volatility with daily rebalancing to deliver a more consistent coupon rate Liquid – The Index is designed to be liquid to attempt to enhance hedging efficiency Transparent – Using a replicable methodology, the Index is transparent S&P 500 ® Exposure – Provides exposure to the S&P 500 ® , one of the most well - known US equity benchmarks, via S&P 500 ® futures Single asset index – In an auto - callable structure, the Index may provide yields comparable to or better than worst - of underliers, where the investor has exposure to correlation risk between assets S&P More volatile – The Index targets a high level of volatility (35%). Volatility is generally used as a measure of risk and therefore the Index may be riskier than other assets without this level of volatility Higher drawdown – Due to the potential high leverage used to achieve the target volatility, the Index has a higher backtested drawdown compared to an identical index that does not use leverage to attempt to achieve a specific volatility target Decrement – The Index includes a 6% per annum decrement, which will offset positive returns in the Index or worsen negative returns May deviate from S&P 500 ® performance – Despite only providing exposure to the S&P 500 ® via futures, the Index may not be up when the S&P 500 ® is up or vice versa due to the volatility targeting mechanism, the market signals, the use of futures, and/or the decrement Maximum rebalance limits – The Index can only rebalance up to 100% per day which means the Index may deleverage slower in a market sell - off, or lever up slower in a market rally

5 Selected Risk Factors SELECTED RISKS ASSOCIATED WITH THE INDEX An investment in structured investments involves a variety of risks. You should carefully review the risks described under “A ddi tional Risk Factors Specific to Your Notes” in the applicable pricing supplement, the related risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, und er “Additional Risk Factors Specific to the Indices” in the accompanying S&P 500® Futures Adaptive Response Indices Supplement No. 2 and under “Additional Risk Factors Specific to the Notes” in the acco mpa nying general terms supplement no. 17,745. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the acc omp anying prospectus supplement, the accompanying S&P 500® Futures Adaptive Response Indices Supplement No. 2 and the accompanying general terms supplement no. 17,745. We also urge you to cons ult your investment, legal, tax, accounting and other advisors in connection with your investment in any offering. The following risk factors are discussed in greater detail in the accompanying S&P 500® Futures Adaptive Response Indices Sup ple ment No. 2: • The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co .) Is Less Than the Original Issue Price Of Your Notes • Your Notes Are Subject to the Credit Risk of GS Finance Corp., As Issuer, and the Credit Risk of The Goldman Sachs Group, Inc., As Guarantor • The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors • If the Value of an Index Changes, the Market Value of Your Notes May Not Change in the Same Manner • You Have No Shareholder Rights or Rights to Receive Any Underlier Stock • Notes Linked to the Index Are Not Suitable For All Investors and Should Be Purchased Only By Investors Who Understand Leverage Risk; the Index May Have Leveraged Exposure to the Underlying Futures Index in Falling Stock Markets • The Index Is Subject to Risks Associated With Leveraged Exposure and There Is a Greater Risk You Will Receive Less Than the Face Amount of Your Notes Relative to Notes Linked to the Underlying Futures Index, Assuming All Other Terms Remain the Same • The Index is Subject to Risks Associated With a Cap on the Daily Change in Leverage • There Is No Assurance that Calculating Realized Volatility as the Average of Short - Term Volatility and Long - Term Volatility Is the Best Way to Measure Realized Volatility • There Is No Guarantee that the Index Will Achieve the Volatility Target • The Index Is Subject to Risks Associated With the Use of Signals • The Index Is Subject to Risks Associated With Turn - of - the - Month Signals • The Index Is Subject to Risks Associated With the Mean Reversion Signal • The Index Is Subject to Risks Associated With the Federal Open Markets Committee Schedule Signal • The Index May Be Significantly Uninvested • The Level of the Index Reflects a Per Annum Daily Decrement • The Amount of the Decrement Applied to the Index May Outweigh Any Intended Benefits of the Decrement Feature • The Index May Not Be Successful or Outperform Any Alternative Strategy that Might Be Employed in Respect of the Underlying Futures Index • The Index May Realize Significant Losses if It Is Not Consistently Successful in Increasing Exposure to the Underlying Futures Index in Advance of Increases in the Underlying Futures Index and Reducing Exposure to the Underlying Futures Index in Advance of Declines in the Underlying Futures Index • An Affiliate of GS Finance Corp. Coordinated with the Index Sponsor in the Development of the Index • The Index Has a Limited Operating History • If the Closing Level of the Index Becomes Zero or Negative, the Closing Level of the Index Will Remain Zero, Which Could Adversely Impact the Amount Payable on Your Notes and You May Lose Your Entire Investment in the Notes • Under Certain Circumstances, Your Notes May Have a Higher Risk of Automatic Redemption Than Notes Linked to the Underlying Futures Index • The Underlying Futures Index Is Expected to Underperform the Total Return Performance of the S&P 500 ® Index Because of an Implicit Financing Cost • The Policies of the Index Sponsor and Changes that Affect the Underlying Futures Index or the Securities Comprising the Reference Index Could Affect the Payment Amount on Your Notes and Their Market Value • Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Reference Index, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Issuers of Securities Comprising the Reference Index or Own the Underlying Asset, There Is No Affiliation Between Us and the Issuers of Securities Comprising the Reference Index • Linking to an Equity Futures Contract Is Different from Linking to the Index or the Underlying Futures Index • Negative Roll Yields Will Adversely Affect the Level of the Index Over Time and Therefore the Amount Payable on the Notes • Futures Contracts Are Not Assets with Intrinsic Value • You Have No Rights in Any Futures Contract Tracked By the Underlying Futures Index • Owning the Notes Is Not the Same as Directly Owning the Index Stocks or Futures Contract Directly or Indirectly Tracked by the Underlying Futures Index • Suspension or Disruptions of Market Trading in Stocks or Futures Contracts May Adversely Affect the Value of the Notes • The Tax Consequences of an Investment in Your Notes Are Uncertain Source: Goldman Sachs FICC and Equities, as of July 2026. For illustration purposes only.

Rebalancing Process

S&P 500® Futures Adaptive Response Indices

Step 1: Calculate the 4 Signals to be used in the **Base Index** (as described below):

- The **Mean Reversion Signal** is calculated as -5 *times* the weighted moving average of the daily return of the Underlying Futures Index over the five index calculation days immediately preceding and excluding the prior index calculation day (as defined below), which allocates greater weight to more recent daily returns of the S&P 500® Futures Excess Return Index (the "Underlying Futures Index"), with a target volatility of 15% over the ten index calculation days immediately preceding and excluding the prior index calculation day. This signal is capped at 10% and floored at -10%.
- The **Federal Open Market Committee Schedule ("FOMC") Signal** is a binary signal (100% or 0%) that increases the weight of the Underlying Futures Index if that index calculation day is a day of, or the index calculation day prior to, the scheduled release of a statement by the FOMC to announce monetary policies.
- The **Turn-of-the-Month ("TOM") Signals** are binary signals (100% or 0%) that (a) increase the weight allocated to the Underlying Futures Index on the last four index calculation day of the month if the value of the Underlying Futures Index is lower on the fifth index calculation day before and excluding the final index calculation day of the month than it was on the final index calculation day of the previous month; and (b) increase the weight allocated to the Underlying Futures Index on the first four index calculation days of the month.

An "index calculation day" is any day on which the U.S. equity markets are open.

Step 2: Construct the **Base Index**, which provides weighted exposure to the Underlying Futures Index based on the Signals: 100% of the Mean Reversion Signal, 25% of the FOMC Signal, 25% of the TOM Mean Reversion Signal, and 25% of the TOM Long Signal. The aggregate weight of the signals on any day is capped at 135% and floored at 90%, and cannot increase or decrease by more than 35% from the previous day. This exposure to the Underlying Futures Index is referred to as the **Allocated Base Weight**.

Step 3: Every day, monitor the realized volatility of the resulting Base Index using the average of two measures of exponentially-weighted moving volatility based on different "decay factors" (0.94 and 0.97), reflecting the relative weight of more recent versus older data. A Leverage Factor is calculated as (a) the Allocated Base Weight *multiplied by* (b) 35% *divided by* (c) the realized volatility of the Base Index, capped at 450% and subject to a daily change cap of 100%.

Step 4 : The Index applies a 6% per annum decrement that will reduce the level of that Index, regardless of whether that Index appreciates or depreciates. The decrement is a fixed percentage of the respective Index level that is applied daily.

Source: Goldman Sachs FICC and Equities, as of July 2026. For illustration purposes only.

Goldman Sachs FICC and Equities

6

3 Year Auto-Callable Contingent Interest Note Offering

September 2025 "best efforts" calendar

The table below contains 3 year auto-callable contingent interest notes offered on the advisory "best efforts" calendar which priced on August 10, 2026 for a trade date of August 14, 2026. Performance figures are simulated based on the issuance of a hypothetical note with the applicable terms every business day from January 1, 2005 to August 7, 2026, being the last date on which all the hypothetical notes that would have been issued would have auto-called or matured. Please refer to "Key Terms of Auto-Callable Contingent Interest Notes" in the Appendix for additional information.

Underlier(s)	**Worst of S&P 500®, Russell 2000®, Nasdaq-100 Index®**	**Worst of S&P 500®, Russell 2000®, EURO STOXX 50®**	**Worst of AAPL, AMZN, GOOGL**	**S&P 500® Futures 35% VT Adaptive Response 6% Decrement Index (USD) ER**
CUSIP	40058LB41	40058LB66	40058LBA7	40058LB58
Maturity Date	August 17, 2029	August 17, 2029	August 17, 2029	August 17, 2029
Time to 1st Review Date on Which Note May be Called	6 months	6 months	6 months	**6 months**
Review Date Frequency	Quarterly	Quarterly	Quarterly	**Quarterly**
Coupon Frequency	Quarterly	Quarterly	Quarterly	**Quarterly**
Trigger Event Observation Frequency	At maturity	At maturity	At maturity	**At maturity**
Coupon Barrier	60%	60%	60%	**60%**
Trigger Barrier	60%	60%	60%	**60%**
Coupon Rate	7.25%	7.50%	13.50%	15.00%
Average Backtested Note IRR	7.2%	7.2%	13.4%	14.6%
Backtested % of time the note would have been called before maturity	89.5%	85.5%	97.9%	94.4%
Backtested % of time the note would have lost principal	0.0%	0.8%	0.0%	1.6%
Average backtested loss when the note would have lost principal	N/A	42.0%	N/A	44.5%

Source: Goldman Sachs FICC and Equities, as of August 11, 2026. Data ranging from January 1, 2005 to August 7, 2026. Backtested performance for SPAR35V6 until July 24, 2026, realized thereafter. Performance figures are gross of costs and net of index decrement where applicable. Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs. Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation. **As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.** The methodology of the Index may have been developed with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back-tested period. Simulated performance data has been produced by the retroactive application of a back-tested methodology, and may reflect a bias towards strategies that have performed well in the past. No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein.

Goldman Sachs FICC and Equities

7

5 Year Auto-Callable Contingent Interest Note Offering

September 2025 "best efforts" calendar

The table below contains 5 year auto-callable contingent interest notes offered on the advisory "best efforts" calendar which priced on August 10, 2026 for a trade date of August 14, 2026. Performance figures are simulated based on the issuance of a hypothetical note with the applicable terms every business day from January 1, 2005 to August 7, 2026, being the last date on which all the hypothetical notes that would have been issued would have auto-called or matured. Please refer to "Key Terms of Auto-Callable Contingent Interest Notes" in the Appendix for additional information.

Underlier(s)	**Worst of S&P 500®, Russell 2000®, Nasdaq-100 Index®**	**Worst of S&P 500®, Russell 2000®, EURO STOXX 50®**	**Worst of AAPL, AMZN, GOOGL**	**S&P 500® Futures 35% VT Adaptive Response 6% Decrement Index (USD) ER**
CUSIP	40058LBB5	40058LB82	40058LB90	40058LB74
Maturity Date	August 19, 2031	August 19, 2031	August 19, 2031	August 19, 2031
Time to 1st Review Date on Which Note May be Called	6 months	6 months	6 months	**6 months**
Review Date Frequency	Quarterly	Quarterly	Quarterly	**Quarterly**
Coupon Frequency	Quarterly	Quarterly	Quarterly	**Quarterly**
Trigger Event Observation Frequency	At maturity	At maturity	At maturity	**At maturity**
Coupon Barrier	70%	70%	70%	**70%**
Trigger Barrier	50%	50%	50%	**50%**
Coupon Rate	7.50%	7.75%	15.50%	19.00%
Average Backtested Note IRR	7.4%	7.2%	15.2%	18.6%
Backtested % of time the note would have been called before maturity	95.2%	90.4%	99.3%	96.6%
Backtested % of time the note would have lost principal	0.0%	1.1%	0.0%	0.0%
Average backtested loss when the note would have lost principal	N/A	51.6%	N/A	N/A

Source: Goldman Sachs FICC and Equities, as of August 11, 2026. Data ranging from January 1, 2005 to August 7, 2026. Backtested performance for SPAR35V6 until July 24, 2026, realized thereafter. Performance figures are gross of costs and net of index decrement where applicable. Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs. Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation. **As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.** The methodology of the Index may have been developed with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back-tested period. Simulated performance data has been produced by the retroactive application of a back-tested methodology, and may reflect a bias towards strategies that have performed well in the past. No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein.

Goldman Sachs FICC and Equities

8

Calendar and Price Signals

S&P 500® Futures 35% VT Adaptive Response 6% Decrement Index (USD) ER

Overview

- The calendar-based signals and price patterns include:
  - a "**mean reversion signal**," which is based upon the assumption that in the short-term, the underlying futures index will increase or decrease in value in the opposite direction of the short-term historical increases or decreases in its value;
  - "**Federal Open Market Committee schedule ("FOMC") signal**," which is based on the assumption that equities may outperform going into and on the days on which there is a scheduled release of a statement by the FOMC to announce monetary policies; and
  - "**turn-of-the-month ("TOM") signals**," which are based on the assumption that equities may mean revert during the final days of a given month if equities have performed negatively that month while the first days of a new month generally yield positive returns for equity securities.

Overview



1000
800
600
400
200
0
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026

	AR	Annualized Volatility	Sharpe Ratio
—— **SPAR35V6 Base Index**	10.5%	21.0%	0.50
—— **S&P 500® Index**	8.9%	19.1%	0.46

The terms "AR," "Vol" and "Sharpe" are defined in the Appendix under "Key Terms of Charts/Graphs."

Source: S&P Global, as of August 11, 2026. Data ranging from January 1, 2005 to July 31, 2026. Backtested performance for SPAR35V6 until July 24, 2026 realized thereafter. Performance figures are gross of costs and net of index decrement where applicable. Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs. Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation. As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. The methodology of the Index may have been developed with the benefit of hindsight– that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back-tested period. Simulated performance data has been produced by the retroactive application of a back-tested methodology, and may reflect a bias towards strategies that have performed well in the past. No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein.

Goldman Sachs FICC and Equities

9

Hypothetical Backtested and Realized Returns

S&P 500® Futures 35% VT Adaptive Response 6% Decrement Index (USD) ER

Backtested and Realized Monthly Return and Annual Returns

Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year	S&P 500*
2005	-11.9%	7.4%	-6.4%	-8.1%	7.6%	-2.5%	11.6%	-4.9%	1.8%	-11.3%	8.6%	-0.8%	**-10.7%**	**3.0%**
2006	8.7%	-2.4%	1.6%	4.1%	-12.7%	0.2%	-0.1%	4.9%	7.0%	11.7%	4.8%	3.8%	**33.5%**	**13.6%**
2007	3.7%	-12.1%	0.7%	11.2%	11.2%	-8.7%	-9.3%	2.1%	6.3%	2.2%	-9.5%	-2.3%	**-7.9%**	**3.5%**
2008	-11.9%	-8.1%	-2.3%	6.4%	2.0%	-17.3%	-2.8%	2.2%	-14.9%	-11.9%	-2.9%	0.6%	**-48.2%**	**-38.5%**
2009	-5.9%	-8.5%	4.7%	8.2%	6.0%	0.8%	7.8%	5.1%	4.8%	-5.8%	10.8%	3.7%	**34.1%**	**23.5%**
2010	-9.0%	4.5%	14.6%	4.3%	-16.3%	-9.0%	9.7%	-7.6%	15.4%	7.3%	1.7%	16.6%	**29.1%**	**12.8%**
2011	7.2%	9.8%	-3.0%	8.2%	-3.1%	-7.0%	-3.8%	-17.8%	-8.7%	10.2%	1.0%	0.1%	**-10.3%**	**-0.0%**
2012	6.4%	9.2%	6.8%	-2.0%	-16.7%	5.9%	3.9%	4.0%	8.6%	-5.8%	1.2%	2.1%	**22.7%**	**13.4%**
2013	13.7%	2.5%	10.7%	3.3%	4.7%	-4.0%	11.8%	-10.2%	10.6%	12.3%	9.5%	7.0%	**95.8%**	**29.6%**
2014	-13.1%	7.9%	2.3%	0.5%	6.7%	8.7%	-7.2%	12.2%	-6.7%	1.7%	6.6%	-1.9%	**15.5%**	**11.4%**
2015	-10.2%	11.9%	-4.6%	1.0%	2.9%	-7.1%	6.9%	-22.6%	-5.1%	14.3%	0.1%	-3.1%	**-19.6%**	**-0.7%**
2016	-12.1%	-0.5%	13.6%	0.0%	4.4%	-7.5%	6.8%	-1.0%	-0.7%	-7.1%	8.9%	6.1%	**8.1%**	**9.5%**
2017	7.5%	17.9%	-0.8%	3.4%	4.6%	1.5%	8.3%	-1.0%	8.2%	9.8%	13.0%	3.6%	**105.8%**	**19.4%**
2018	26.4%	-26.0%	-5.5%	-0.6%	3.3%	0.2%	11.4%	11.3%	1.0%	-26.5%	5.8%	-16.1%	**-25.8%**	**-6.2%**
2019	10.0%	4.5%	2.4%	10.7%	-20.0%	18.1%	2.2%	-11.8%	3.0%	2.0%	10.6%	7.6%	**38.6%**	**28.9%**
2020	-1.2%	-17.5%	-9.4%	6.9%	3.2%	1.3%	6.6%	12.6%	-7.3%	-6.0%	20.7%	8.7%	**13.1%**	**16.3%**
2021	-4.0%	5.6%	7.2%	12.0%	1.2%	5.6%	7.0%	9.9%	-17.4%	18.2%	-2.3%	9.1%	**59.4%**	**26.9%**
2022	-12.4%	-5.1%	5.8%	-16.5%	1.5%	-11.1%	12.8%	-7.7%	-14.9%	11.7%	4.8%	-9.9%	**-38.0%**	**-19.4%**
2023	10.1%	-5.5%	7.2%	2.1%	-1.0%	16.4%	7.4%	-8.6%	-17.8%	-8.7%	22.4%	12.1%	**32.8%**	**24.2%**
2024	-0.4%	15.7%	8.8%	-15.9%	12.2%	10.5%	3.4%	-5.2%	-0.2%	-5.2%	19.2%	-13.5%	**24.9%**	**23.3%**
2025	4.4%	-5.4%	-16.3%	-14.7%	5.4%	6.6%	3.1%	2.5%	8.8%	4.7%	-1.4%	-1.3%	**-7.3%**	**16.4%**
2026	3.1%	-4.7%	-16.9%	19.4%	12.1%	-5.1%	-1.5%						**2.1%**	**9.4%**

Source: S&P Global, as of August 11, 2026. Data ranging from January 1, 2005 to July 31, 2026. Backtested performance for SPAR35V6 until July 24, 2026 realized thereafter. Performance figures are gross of costs and net of index decrement where applicable. Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs. Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation. As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. The methodology of the Index may have been developed with the benefit of hindsight– that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back-tested period. Simulated performance data has been produced by the retroactive application of a back-tested methodology, and may reflect a bias towards strategies that have performed well in the past. No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein.

Goldman Sachs FICC and Equities

10

2008 Backtested Performance and Exposure

S&P 500® Futures 35% VT Adaptive Response 6% Decrement Index (USD) ER

2008 SPAR35V6 Backtested Performance and Backtested Exposure



120
100
80
60
40
20
0
SPAR35V6 Performance
450%
400%
350%
300%
250%
200%
150%
100%
50%
0%
Exposure to SPXFP
31Dec07
31Mar08
30Jun08
30Sep08
31Dec08
Exposure to SPXFP
SPAR35V6

2008 SPAR35V6 Backtested Monthly and Annual Performance

Month	SPAR35V6	S&P 500®
January	-11.8%	-6.1%
February	-8.1%	-3.5%
March	-2.3%	-0.6%
April	6.4%	4.8%
May	2.0%	1.1%
June	-17.3%	-8.6%
July	-2.8%	-1.0%
August	2.2%	1.2%
September	-14.9%	-9.1%
October	-11.9%	-16.9%
November	-2.9%	-7.5%
December	0.6%	0.8%
2008	**-48.2%**	**-38.5%**

Source: S&P Global, as of July 28, 2026. Data ranging from December 31, 2007 to December 31, 2008. All performance shown for SPAR35V6 is backtested. Performance figures are gross of costs and net of index decrement where applicable. Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs. Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation. **As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.** The methodology of the Index may have been developed with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back-tested period. Simulated performance data has been produced by the retroactive application of a back-tested methodology, and may reflect a bias towards strategies that have performed well in the past. No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein.

Goldman Sachs FICC and Equities
11

2020 Backtested Performance and Exposure

S&P 500® Futures 35% VT Adaptive Response 6% Decrement Index (USD) ER

2020 SPAR35V6 Backtested Performance and Backtested Exposure



140
120
100
80
60
40
20
0
SPAR35V6 Performance
450%
400%
350%
300%
250%
200%
150%
100%
50%
0%
Exposure to SPXFP
31Dec19
31Mar20
30Jun20
30Sep20
31Dec20
Exposure to SPXFP
SPAR35V6

2020 SPAR35V6 Backtested Monthly and Annual Performance

Month	SPAR35V6	S&P 500®
January	-1.2%	-0.2%
February	-17.5%	-8.4%
March	-9.4%	-12.5%
April	6.9%	12.7%
May	3.2%	4.5%
June	1.3%	1.8%
July	6.6%	5.5%
August	12.6%	7.0%
September	-7.3%	-3.9%
October	-6.0%	-2.8%
November	20.7%	10.8%
December	8.7%	3.7%
2020	**13.1%**	**16.3%**

Source: S&P Global, as of July 28, 2026. Data ranging from December 31, 2019 to December 31, 2020. All performance shown for SPAR35V6 is backtested. Performance figures are gross of costs and net of index decrement where applicable. Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs. Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation. **As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.** The methodology of the Index may have been developed with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back-tested period. Simulated performance data has been produced by the retroactive application of a back-tested methodology, and may reflect a bias towards strategies that have performed well in the past. No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein.

Goldman Sachs FICC and Equities

12

2024 Backtested Performance and Exposure

S&P 500® Futures 35% VT Adaptive Response 6% Decrement Index (USD) ER

2024 SPAR35V6 Backtested Performance and Backtested Exposure



160
150
140
130
120
110
100
90
80
SPAR35V6 Performance
450%
400%
350%
300%
250%
200%
150%
100%
50%
0%
Exposure to SPXFP
29Dec23
29Mar24
29Jun24
29Sep24
29Dec24
Exposure to SPXFP
SPAR35V6

2024 SPAR35V6 Backtested Monthly and Annual Performance

Month	SPAR35V6	S&P 500®
January	-0.4%	1.0%
February	15.7%	4.8%
March	8.8%	2.7%
April	-15.9%	-4.6%
May	12.2%	4.5%
June	10.5%	3.0%
July	3.4%	0.7%
August	-5.2%	1.9%
September	-0.2%	1.6%
October	-5.2%	-1.3%
November	19.2%	5.5%
December	-13.5%	-3.0%
2024	**24.9%**	**17.5%**

Source: S&P Global, as of July 28, 2026. Data ranging from December 29, 2023 to December 31, 2024. All performance shown for SPAR35V6 is backtested. Performance figures are gross of costs and net of index decrement where applicable. Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs. Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation. **As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.** The methodology of the Index may have been developed with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back-tested period. Simulated performance data has been produced by the retroactive application of a back-tested methodology, and may reflect a bias towards strategies that have performed well in the past. No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein.

Goldman Sachs FICC and Equities

13

Index Final Weight to S&P 500® Futures Excess Return Index

S&P 500® Futures Adaptive Response Indices

Overview

- The Index applies a volatility control targeting 35% volatility on top of the Base Index with a maximum total leverage of 450% to S&P 500® Futures Excess Return Index and a maximum rebalance of 100% per day

Index Final Weight to S&P 500® Futures Excess Return Index



450%
400%
350%
300%
250%
200%
150%
100%
50%
0%
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026

Source: S&P Global, as of August 11, 2026. Data ranging from January 1, 2005 to July 31, 2026. Backtested performance for SPAR35V6 until July 24, 2026, realized thereafter. Performance figures are gross of costs and net of index decrement where applicable. Any representations, projections and comparisons contained herein may not reflect the opinions of Goldman Sachs. Past performance is not indicative of future results and should never be relied upon in making an investment decision or recommendation. As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. The methodology of the Index may have been developed with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index methodology would have caused the Index to perform had it existed during the hypothetical back-tested period. Simulated performance data has been produced by the retroactive application of a back-tested methodology, and may reflect a bias towards strategies that have performed well in the past. No future performance of the Index can be predicted based on the simulated performance or the historical returns described herein.

Goldman Sachs FICC and Equities

14

15 Appendix

16 Key Terms of Charts/Graphs The following terms, as used in the charts and graphs in these materials, have the meanings set forth below: • AR: Annualized return, the average return per annum on a compounded basis, calculated from the beginning of the applicable time period to the end of the applicable time period. • Vol: Realized volatility, an annualized measurement of variations in the historical daily returns during the applicable time perio d. Please note that, for purposes of the charts and graphs in these materials, realized volatility (Vol) is not calculated utilizing sh ort or long - term decay factors, and therefore differs from the manner by which realized volatility is calculated for purposes of the Index’s V ola tility Targeting. See the accompanying S&P 500 ® Futures Adaptive Response Indices Supplement No. 2 for additional information on how realized volatility is measured for purposes of the Index’s Volatility Targeting. • Sharpe: Sharpe ratio, the annualized return (AR) divided by the realized volatility (Vol) during the applicable time period. C Source: Goldman Sachs FICC and Equities, as of June 2026. For illustration purposes only.

Key Terms of Auto-Callable Contingent Interest Notes

- **Coupon Payment:** If the notes have not been automatically called and the closing value of the underlying (or, in case of the worst-of notes, the least performing underlying) on any Review Date is greater than or equal to the Coupon Barrier, the investor will receive on the applicable Coupon Payment Date a Coupon Payment as described in the applicable pricing supplement.
- **Coupon Barrier:** A percentage of the Initial Value of the underlying (or, in case of the worst-of notes, the least performing underlying).
- **Average Backtested Note Internal Rate of Return ("IRR"):** The average of the internal rate of return calculated individually for each hypothetical note over the hypothetical period of January 1, 2005 to August 25, 2025.
- **Backtested % of time the note would have been called before maturity:** The ratio of the number of hypothetical notes that would have been called prior to the maturity date versus the total number of all hypothetical notes over the hypothetical period of January 1, 2005 to August 25, 2025.
- **Backtested % of time the note would have lost principal:** The ratio of the number of hypothetical notes that would have lost some or all of its principal versus the total number of all hypothetical notes over the hypothetical period of January 1, 2005 to August 25, 2025.
- **Average backtested loss when the note would have lost principal:** Average loss on principal calculated individually for each hypothetical note that would have lost some or all of its principal over the hypothetical period of January 1, 2005 to August 25, 2025.

Source: Goldman Sachs FICC and Equities, as of June 2026. For illustration purposes only.
Certain information presented herein, including but not limited to IRR, is based on calculations and methodologies applied internally by Goldman Sachs. These calculations necessarily involve the use of various assumptions, estimates and judgments made by Goldman Sachs' internal teams. These assumptions may be subject to uncertainties and conditions that change over time. Consequently, actual outcomes or performance could differ materially from those implied by these internal calculations.

Goldman Sachs FICC and Equities
17

18 Other Important Information and Disclaimers

Other Important Information

Sales Information

The notes linked to the S&P 500® Futures 35% VT Adaptive Response 6% Decrement Index (USD) ER (the "Index" or "SPAR35V6") may be available through periodic investment offerings.

For current offerings of notes linked to the Index, please contact your Investment Professional or Financial Advisor.

Other Information

Any figures or terms provided in this document are sample product terms, are illustrative and are no indication of what final terms or actual returns will be. This document does not consider the effect taxes and fees will have on your returns. The terms of each security vary from offering to offering. For terms relating to particular offerings, including direct and indirect risks and other material considerations, you should refer to that product's offering documents.

The Goldman Sachs Group, Inc. and its affiliates ("Goldman Sachs") do not guarantee that a secondary market will develop in any notes linked to the Index. If a secondary market does develop it may not be liquid and may not continue for the term of the notes. If the secondary market is limited there may be few buyers should you choose to sell the notes prior to maturity and this may reduce the price you receive. There is no guarantee that investors wishing to liquidate an investment in such notes prior to the stated maturity will receive a price equal to or in excess of the initial principal amount invested.

The value of the notes linked to the S&P 500® Futures 35% VT Adaptive Response 6% Decrement Index (USD) ER (the "Index" or "SPAR35V6") may rise as well as fall during the term of the notes and the return on any product may be lower than what could be earned on a conventional investment of similar duration and credit risk. All payments on the notes are subject to the credit risk of GS Finance Corp. and Goldman Sachs. The deterioration of the credit of any of these entities may result in the loss of your principal invested. Products may provide for adjustments to be made to their final terms during their term due to certain events including corporate actions, mergers and acquisitions, divestitures, price source disruption, trading suspension and material change in Index formula and/or Index content.

Goldman Sachs may at any time hold long or short positions. Accordingly, Goldman Sachs may actively trade these notes and related securities for its own account and those of its customers and, at any time, may have long or short positions in and buy and sell, the securities, commodities, futures, options, derivatives or other instruments and investments identical with or related to those mentioned in this document.

Before making an investment in specific notes linked to the Index, you should obtain and carefully read the offering documents related to that offering, including prospectus and applicable supplements referenced herein, which will contain additional information needed to evaluate the investment and provide important disclosures regarding risks, fees and expenses.

Additionally, such offering documents will contain the only complete description, and final terms, of the terms and conditions of that offering. Before making any commitment to invest, you should take whatever business, legal, tax, accounting or other advice you consider necessary given you particular circumstances. If you invest in notes linked to the Index, you are responsible for any tax lawfully due from you on the income or gains arising from such investment. Goldman Sachs does not provide business, legal, tax or accounting advice and makes no representation in respect of any of them. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. If you have any doubt about the suitability of these investments, you should consult your own advisers for advice.

Goldman Sachs FICC and Equities

19

Disclaimers

Systematic Trading Strategies: Trades are subject to internal review and approval.

This message has been prepared by personnel in the Goldman Sachs FICC and Equities business units of one or more affiliates of The Goldman Sachs Group, Inc. ("Goldman Sachs") and is not the product of Global Investment Research. It is not a research report and is not intended as such.

Non-Reliance and Risk Disclosure: This material is for the general information of our clients and is a solicitation of derivatives business generally, only for the purposes of, and to the extent it would otherwise be subject to, CFTC Regulations 1.71 and 23.605. This material should not be construed as an offer to sell or the solicitation of an offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. We are not soliciting any specific action based on this material. For the purposes of U.S. rules and regulations, it does not constitute a recommendation or take into account the particular investment objectives, financial conditions, or needs of individual clients. Before acting on this material, you should consider whether it is suitable for your particular circumstances and, if necessary, seek professional advice. The price and value of the investments referred to in this material and the income from them may go down as well as up, and investors may realize losses on any investments. Past performance is not a guide to future performance. Future returns are not guaranteed, and a loss of original capital may occur. We do not provide tax, accounting, or legal advice to our clients, and all investors are advised to consult with their tax, accounting, or legal advisers regarding any potential investment. The material is based on information that we consider reliable, but we do not represent that it is accurate, complete and/or up to date, and it should not be relied on as such. Opinions expressed are our current opinions as of the date appearing on this material only and only represent the views of the author and not those of Goldman Sachs, unless otherwise expressly noted.

Conflict of Interest Disclosure: We are a full-service, integrated investment banking, investment management, and brokerage firm. The professionals who prepared this material are paid in part based on the profitability of The Goldman Sachs Group, Inc., which includes earnings from the firm's trading, capital markets, investment banking and other business. They, along with other salespeople, traders, and other professionals may provide oral or written market commentary or trading strategies to our clients that reflect opinions that are contrary to the opinions expressed herein or the opinions expressed in research reports issued by our Research Departments, and our market making, investing and lending businesses may make investment decisions that are inconsistent with the views expressed herein. In addition, the professionals who prepared this material may also produce material for, and from time to time, may advise or otherwise be part of our trading desks that trade as principal in the securities mentioned in this material. This material is therefore not independent from our interests, which may conflict with your interests. We and our affiliates, officers, directors, and employees, including persons involved in the preparation or issuance of this material, may from time to time have "long" or "short" positions in, act as principal in, and buy or sell the securities or derivatives (including options) thereof in, and act as market maker or specialist in, and serve as a director of, companies mentioned in this material. In addition, we may have served as manager or co manager of a public offering of securities by any such company within the past three years.

Not a Fiduciary: To the extent this material is provided to an employee benefit plan or account subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") (each, a "Benefit Plan Investor"), by accepting this material such Benefit Plan Investor will be deemed to have represented, warranted and acknowledged that (1) the Benefit Plan Investor is represented by a fiduciary that is independent of Goldman Sachs and its affiliates (the "Independent Fiduciary"), (2) the Independent Fiduciary is a bank (as defined in section 202 of the Investment Advisers Act of 1940 (the "Advisers Act")) or a similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; an insurance carrier which is qualified under the laws of more than one State to perform the services of managing, acquiring or disposing of assets of a plan; an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of section 203A, is registered as an investment adviser under the laws of the State in which it maintains its principal office and place of business; a broker-dealer registered under the Securities Exchange Act of 1934; or an Independent Fiduciary that holds or has under management or control total assets of at least $50 Million; (3) the Independent Fiduciary is capable of evaluating investment risks independently, both in general and with regard to the information contained in this material; (4) the Independent Fiduciary is a fiduciary under ERISA and/or the Code with respect to, and is responsible for exercising independent judgment in evaluating, the information contained in this material; (5) neither Goldman Sachs nor its affiliates are undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the information contained in this material or with respect to any Benefit Plan Investor's subsequent investment decisions; and (6) any financial interest of Goldman Sachs and its affiliates is or has been disclosed. To the extent this material is provided to any other recipient, this material is provided solely on the basis that the recipient has the capability to independently evaluate investment risk and is exercising independent judgment in evaluating investment decisions in that its investment decisions will be based on its own independent assessment of the opportunities and risks presented by a potential investment, market factors and other investment considerations.

Goldman Sachs FICC and Equities

20

Disclaimers (continued)

Not a Municipal Advisor: Except in circumstances where Goldman Sachs expressly agrees otherwise in writing, Goldman Sachs is not acting as a municipal advisor and the opinions or views contained herein are not intended to be, and do not constitute, advice, including within the meaning of Section 15B of the Securities Exchange Act of 1934.

Phone recording: Telephone conversations with Goldman Sachs personnel may be recorded and retained.

Legal Entities Disseminating this Material: This material is disseminated in Australia by Goldman Sachs Australia Pty Ltd (ABN 21 006 797 897); in Canada by either Goldman Sachs Canada Inc. or Goldman Sachs & Co. LLC; in Hong Kong by Goldman Sachs(Asia) L.L.C. or by Goldman Sachs Asia Bank Limited, a restricted licence bank; in Japan by Goldman Sachs Japan Co.,Ltd.; in the Republic of Korea by Goldman Sachs (Asia) L.L.C., Seoul Branch; in New Zealand by Goldman Sachs New Zealand Limited; in Singapore by Goldman Sachs(Singapore) Pte. (Company Number: 198602165W), by Goldman Sachs Futures Pte.Ltd (Company Number: 199004153Z) or by J.Aron &Company (Singapore) Pte (Company Number:198902119H); in India by Goldman Sachs (India) Securities Private Limited, Mumbai Branch; in the United Kingdom, Belgium, Denmark, Finland, Ireland, Italy, Liechtenstein and Luxembourg by Goldman Sachs International ("GSI"); in the United Kingdom, Belgium, France, Germany, Ireland, Luxembourg and the Netherlands by Goldman Sachs Bank USA, London Branch (Financial Services Register number 582328); in France by Goldman Sachs Paris Inc. et Cie or GSI Paris branch; in Spain by GSI Madrid branch; in Sweden by GSI Stockholm branch; in all European Economic Area jurisdictions by Goldman Sachs Bank Europe SE, including through its authorised branches ("GSBE"); in Switzerland by GSI; in the Cayman Islands by Goldman Sachs (Cayman) Trust, Limited; in Brazil by Goldman Sachs do Brasil Banco Múltiplo S.A.; in South Africa Goldman Sachs International is operating under an exemption in respect of certain clients in terms of the Financial Advisory and Intermediary Services Act (FAIS), and in the United States of America by Goldman Sachs & Co. LLC (which is a member of FINRA, NYSE and SIPC) and by Goldman Sachs Bank USA. You may obtain information about SIPC, including the SIPC brochure, by contacting SIPC (website: http://www.sipc.org/;phone: 202-371-8300). GSI, which is authorised by the Prudential Regulation Authority ("PRA") and regulated by the Financial Conduct Authority ("FCA") and the PRA, has approved this material in connection with its distribution in the United Kingdom. GSI, whose registered office is at Plumtree Court, 25 Shoe Lane, London EC4A 4AU, appears in the FCA's Register (Registration No.: 142888). GSI is registered as a Private Unlimited Company in England and Wales (Company Number: 2263951) and its VAT registration number is GB 447 2649 28. GSI is subject to the FCA and PRA rules and guidance, details of which can be found on the websites of the FCA and PRA at www.fca.org.uk and www.bankofengland.co.uk/pra.The FCA is located at 12 Endeavour Square, London E20 1JN, and the PRA is located at Bank of England, 20 Moorgate, London EC2R 6DA. GSBE is a credit institution incorporated in Germany and, within the Single Supervisory Mechanism established between those Member States of the European Union whose official currency is the Euro, subject to direct prudential supervision by the European Central Bank and in other respects supervised by German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin) and Deutsche Bundesbank. Unless governing law permits otherwise, you must contact a Goldman Sachs entity in your home jurisdiction if you want to use our services in effecting a transaction in the securities mentioned in this material. This material is not for distribution to retail clients, as that term is defined under The European Union Markets in Financial Instruments Directive(2014/65/EU) (including as implemented in the United Kingdom), and any investments, including derivatives, mentioned in this material will not be made available by us to any such retail client.

Reproduction and Re-Distribution: Without our prior written consent, no part of this material may be (i) copied, photocopied or duplicated in any form by any means or (ii) redistributed. Notwithstanding anything herein to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives and other agents) may disclose to any and all persons the U.S. federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

Information Not for Further Dissemination: To the extent this communication contains Goldman Sachs' pricing information, such pricing information is proprietary and/or confidential and is provided solely for the internal use of the intended recipient(s). You are notified that any unauthorized use, dissemination, distribution or copying of this communication or its contents, including pricing information, in whole or in part, is strictly prohibited. Further, unless prohibited by local law, any use, review or acceptance of this information is subject to and manifests your agreement with Goldman Sachs to use such information only in accordance with the terms set forth above. Goldman Sachs has caused its proprietary information to be delivered to you in reliance upon such agreement.

Not a Valuation: Values herein are not customer valuations and should not be used in lieu of a customer valuation statement or account statement. These values may not reflect the value of the positions carried on the books and records of Goldman Sachs or its affiliates and should not be relied upon for the maintenance of your books and records or for any tax, accounting, legal or other purposes. The information provided herein does not supersede any customer statements, confirmations or other similar notifications.

Goldman Sachs FICC and Equities

21

22 Disclaimers (continued) Receipt of Orders : An order sent to Goldman Sachs by email or instant message is not deemed to be received by Goldman Sachs until a Goldman Sa chs representative verifies the order details with a phone call to the client or acknowledges receipt of the order via email or instant message to the client. Goldman Sachs does not ac cep t client orders sent via fax or voicemail systems. Indicative Terms/Pricing Levels : This material may contain indicative terms only, including but not limited to pricing levels. There is no representation th at any transaction can or could have been effected at such terms or prices. Proposed terms and conditions are for discussion purposes only. Finalized terms and conditions are subj ect to further discussion and negotiation. Backtesting , Simulated Results, Sensitivity/Scenario Analysis or Spreadsheet Calculator or Model : There may be data presented herein that is solely for illustrative purposes and which may include among other things back testing, simulated results and scenario analyses. The information is based upon certain factors, assu mpt ions and historical information that Goldman Sachs may in its discretion have considered appropriate, however, Goldman Sachs provides no assurance or guarantee that this product will operate or would hav e o perated in the past in a manner consistent with these assumptions. In the event any of the assumptions used do not prove to be true, results are likely to vary materially from the examples shown here in. Additionally, the results may not reflect material economic and market factors, such as liquidity, transaction costs and other expenses which could reduce potential return. This material is for the private information of the recipient only. This material is not sponsored, endorsed, sold or promote d b y any sponsor or provider of an index referred herein (each, an "Index Provider"). GS does not have any affiliation with or control over the Index Providers or any control over the computation, composition or di ssemination of the indices. While GS will obtain information from publicly available sources it believes reliable, it will not independently verify this information. Accordingly, GS shall have no liab ili ty, contingent or otherwise, to the user or to third parties, for the quality, accuracy, timeliness, continued availability or completeness of the data nor for any special, indirect, incidental or consequential dam age s which may be incurred or experienced because of the use of the data made available herein, even if GS has been advised of the possibility of such damages. Copyright © 2026 Goldman Sachs. All rights reserved.

23 Disclaimer The S&P 500 ® Futures 35 % VT Adaptive Response Index (USD) ER, the S&P 500 ® Futures 35 % VT Adaptive Response 4 % Decrement Index (USD) ER and the S&P 500 ® Futures 35 % VT Adaptive Response 6 % Decrement Index (USD) ER are products of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and have been licensed for use by GS Finance Corp . (“Goldman”) . S&P®, S&P 500 ®, US 500 , The 500 , iBoxx ®, iTraxx ® and CDX® are trademarks of S&P Global, Inc . or its affiliates (“S&P”) ; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Goldman . It is not possible to invest directly in an index . Goldman’s notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”) . S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500 ® Futures 35 % VT Adaptive Response Index (USD) ER, the S&P 500 ® Futures 35 % VT Adaptive Response 4 % Decrement Index (USD) ER and the S&P 500 ® Futures 35 % VT Adaptive Response 6 % Decrement Index (USD) ER to track general market performance . Past performance of an index is not an indication or guarantee of future results . S&P Dow Jones Indices’ only relationship to Goldman with respect to the S&P 500 ® Futures Adaptive Response 35 % VT Index, the S&P 500 ® Futures Adaptive Response 35 % VT 4 % Decrement Index and the S&P 500 ® Futures Adaptive Response 35 % VT 6 % Decrement Index is the licensing of these indices and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors . The S&P 500 ® Futures 35 % VT Adaptive Response Index (USD) ER, the S&P 500 ® Futures 35 % VT Adaptive Response 4 % Decrement Index (USD) ER, the S&P 500 ® Futures 35 % VT Adaptive Response 6 % Decrement Index (USD) ER, the S&P 500 ® Futures Excess Return Index and the S&P 500 ® Index are determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the notes . S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating the S&P 500 ® Futures 35 % VT Adaptive Response Index (USD) ER, the S&P 500 ® Futures 35 % VT Adaptive Response 4 % Decrement Index (USD) ER and the S&P 500 ® Futures 35 % VT Adaptive Response 6 % Decrement Index (USD) ER . S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the notes . There is no assurance that investment products based on the S&P 500 ® Futures 35 % VT Adaptive Response Index (USD) ER, the S&P 500 ® Futures 35 % VT Adaptive Response 4 % Decrement Index (USD) ER and the S&P 500 ® Futures 35 % VT Adaptive Response 6 % Decrement Index (USD) ER will accurately track index performance or provide positive investment returns . S&P Dow Jones Indices LLC is not an investment adviser, commodity trading advisory, commodity pool operator, broker dealer, fiduciary, “promoter” (as defined in the Investment Company Act of 1940 , as amended), “expert” as enumerated within 15 U . S . C . § 77 k(a) or tax advisor . Inclusion of a security, commodity, crypto currency or other asset within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, commodity, crypto currency or other asset, nor is it considered to be investment advice or commodity trading advice . SPDJI provides indices that use environmental, social and/or governance (ESG) indicators (including, without limit, business involvement screens, conformance to voluntary corporate standards, GHG emissions data, and ESG scores) to select, weight and/or exclude constituents . ESG indicators seek to measure a company’s, or an asset’s performance, with respect to E, S and/or G criteria . ESG indicators are derived from publicly reported data, modelled data, or a combination of reported and modelled data . ESG indicators are based on a qualitative assessment due to the absence of well - defined uniform market standards and the use of multiple methodologies to assess ESG factors . No single clear, definitive test or framework (legal, regulatory, or otherwise) exists to determine labels such as, ‘ESG’, ‘sustainable’, ‘good governance’, ‘no adverse environmental, social and/or other impacts’, or other equivalently labelled objectives . Therefore, the exercise of subjective judgment is necessary . Different persons may classify the same investment, products and/or strategy differently regarding the foregoing labels . S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 ® FUTURES 35 % VT ADAPTIVE RESPONSE INDEX (USD) ER, THE S&P 500 ® FUTURES 35 % VT ADAPTIVE RESPONSE 4 % DECREMENT INDEX (USD) ER AND THE S&P 500 ® FUTURES 35 % VT ADAPTIVE RESPONSE 6 % DECREMENT INDEX (USD) ER OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO . S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN . S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 ® FUTURES 35 % VT ADAPTIVE RESPONSE INDEX (USD) ER, THE S&P 500 ® FUTURES 35 % VT ADAPTIVE RESPONSE 4 % DECREMENT INDEX (USD) ER AND THE S&P 500 ® FUTURES 35 % VT ADAPTIVE RESPONSE 6 % DECREMENT INDEX (USD) ER OR WITH RESPECT TO ANY DATA RELATED THERETO . WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE . S&P DOW JONES INDICES HAS NOT REVIEWED, PREPARED AND/OR CERTIFIED ANY PORTION OF, NOR DOES S&P DOW JONES INDICES HAVE ANY CONTROL OVER, THE LICENSEE PRODUCT REGISTRATION STATEMENT, PROSPECTUS OR OTHER OFFERING MATERIALS . THERE ARE NO THIRD - PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES . PROPRIETARY & CONFIDENTIAL